Exhibit 99.1

FOR IMMEDIATE RELEASE

April 20, 2006

Contact:

Joseph A. D’Amato

Seneca Gaming Corp.

716-299-1073

Seneca Gaming Corporation Announces

resignation of president and CEO, John Pasqualoni

NIAGARA FALLS, NEW YORK – The Board of Directors of Seneca Gaming Corporation (SGC) today announced the resignation of President and CEO John Pasqualoni, effective July 31, 2006.

With his professional career having taken him away from his home in New Jersey for 10 of the last 12 years, Pasqualoni based his decision on his desire to return home and spend time with his family.

“I was one of the first employees hired by Seneca Gaming Corporation and I take a great deal of personal and professional pride in the accomplishments of this company. What the Seneca Nation and Seneca Gaming Corporation have accomplished here in the past three years is nothing less than remarkable,” Pasqualoni said. “With the completion of the Seneca Niagara Casino & Hotel, it appears that now is a good time for me to return home to spend more time with my family.”

Pasqualoni joined Seneca Gaming Corporation as Vice President of Slot Operations/Marketing in October 2002, two months prior to the opening of Seneca Niagara Casino and was promoted to Senior Vice President in June 2004. He was appointed Chief Operating Officer in February 2005, and assumed the role of Interim President and CEO two months later. The Board of Directors appointed him as permanent President and CEO in June 2005.

“We are disappointed to see John leave, but we respect his decision and are extremely grateful for the time, dedication and effort he has put into his job since joining the company in 2002,” said Barry E. Snyder, Sr., President of the Seneca Nation of Indians and Chairman of Seneca Gaming Corporation. “Under John’s leadership, we have been able to further develop our gaming operations at Seneca Niagara Casino and Seneca Allegany Casino, as well as develop and open a world-class luxury hotel at Seneca Niagara Casino. He will be missed, and he will always have a position at Seneca Gaming Corporation should he decide to return.”

After accepting Mr. Pasqualoni’s resignation, the Board of Directors began developing a transition plan for identifying a successor to Mr. Pasqualoni, once he officially leaves the company in July.

Contact Joseph A. D’Amato, Senior Vice President Finance and Administration for additional information. 716-299-1073